Exhibit 10.6

PATENT LICENSE AGREEMENT

         This Patent License Agreement (the “Agreement”) is hereby entered into effective as of June 10, 2010 (the “Effective Date”), by and between Cerebain Biotech Corp., a California corporation, (hereinafter “Cerebain”) located at 92 Corporate Park, C-141, Irvine, CA 92606, and Dr. Surinder Singh Saini, MD, an individual (hereinafter “Licensor”) located at 1280 Bison Ave., B9-41, Newport Beach, CA 92657.  Cerebain and Licensor may each be referred to herein as a “Party” and together as the “Parties.”

1. RECITALS

A.

Licensor is the owner of certain patents and patent applications which Cerebain is interested in licensing from Licensor for the purpose of developing commercially-viable applications using the intellectual property.

B.

The Parties desire that Licensor grant an exclusive license for applications and implementations involving the patents and patent applications.

NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other considerations cited herein, the Parties agree as follows.

2. DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below:

2.1.

“Confidential Information” shall mean any and all information disclosed by a Party (the “Disclosing Party”) to the other party (the “Recipient”) hereunder that is clearly marked or identified as “confidential,” such as proprietary information relating to the Disclosing Party’s technology (including the Intellectual Property and any associated knowhow), products, processes, business information, or intellectual property rights.  “Confidential Information” further includes the terms and conditions of this Agreement not otherwise made public by agreement of the parties as well as information arising or disclosed pursuant to this Agreement.  Notwithstanding the foregoing, information will not be considered “Confidential Information” to the extent the Recipient can demonstrate by written record or other suitable physical evidence that:

a)

such specific information was lawfully in the Recipient’s possession or control prior to the time such information was disclosed to the Recipient by the Disclosing Party;

b)

such specific information was independently developed by one or more employees or other agents of the Recipient without reference to such Confidential Information;

c)

such specific information was lawfully obtained by the Recipient from a third party under no obligation of confidentiality to the Disclosing Party; or

d)

such specific information was, at the time it was disclosed or obtained by the Recipient, or thereafter became, publicly known otherwise than through a breach of the Recipient’s obligations hereunder.

2.2.

“Improvements” shall mean inventions or other improvements which relate to or are based on the Inventions and which are within the scope of the then existing Intellectual Property. An Improvement shall be within the scope of a patent in the Intellectual Property if covered by a claim, either literally or under the doctrine of equivalents.

2.3.

“Intellectual Property” shall mean:

a)

U.S. Patent Application Serial No. 12/361,808 (published as US 2009/0191127), titled “Omentum and Use Thereof”;

b)

International Application Number PCT/US2009/031462 (published as WO 2009/0094340), titled “Omentum and Use Thereof”;

c)

all issued patents, continuations, continuations-in-part, divisionals, and other patents or applications derived from the foregoing; and,

d)

all related knowhow and trade secrets relating to the subject matter of the above patents and patent applications.

2.4.

“Licensed Products” shall mean any product, device, process, method, apparatus, kit or component part, or any part thereof, or any subject matter, where manufacture, use, or sale is covered, in whole or in part, either literally or under the doctrine of equivalents, by any issued or pending claim of one ore more of the Intellectual Property pending or issued in the country of manufacture, use, or sale.

2.5.

“Net Sales” shall mean the revenue acquired from the gross sales of Cerebain and its Sublicensees from the sale, use, or other disposition of the Licensed Products less:

a)

Sales taxes, tariffs, duties, and/or other taxes directly imposed and with reference to particular sales;

b)

Bulk packing, shipping insurance, and outbound transportation prepaid or allowed;

c)

Customary trade, quantity, or cash discounts and rebates actually allowed and taken;

d)

Amounts allowed or credited on returns; and,

e)

Uncollected accounts receivable which are over 180 days past due and are recorded on the books of Cerebain as a bad debt in accordance with generally accepted accounting principles.

A “sale” shall occur on the earlier of the date a Licensed Product is shipped, invoiced for, or payment in respect of it is received. The term “Net Sales” shall not include sales between Cerebain and its Sublicensees, unless such Sublicensee is the end user of the Licensed Products, in which case “Net Sales” shall include any such sales and the Net Sales price shall be no less than is currently being paid by third party buyers of such Licensed Products, and Cerebain shall not receive credit for any discounts or allowances granted. Any sales or transfers of Licensed Products by Cerebain or its Affiliates or Sublicensees to any person or entity that does not deal at arm's-length with such seller shall be computed, for the purposes of determining Net Sales, at an amount equal to the price at which Cerebain would have invoiced or charged purchasers making similar commitments which deal at arm's-length with Cerebain.

2.6.

"New Invention(s)" shall mean an invention conceived or reduced to practice by Cerebain or jointly by Cerebain and Licensor which relates to or is based on the subject matter of the Intellectual Property or on work developed under the direction of Licensor, but which is outside the scope of the then-existing Intellectual Property.

2.7.

“Party” (and collectively, “Parties”) shall mean either or collectively the Licensor and/or Cerebain, and all associated affiliates.  Affiliates shall include a) any officer, director, and/or legal entity directly or indirectly controlled by, or controlling, a Party, b) an entity of which fifty percent or more of the voting stock is controlled or owned directly by a Party; c) an entity which owns fifty percent or more of the voting stock of a Party; and e) an entity the majority ownership of which is directly or indirectly common to the majority ownership of a Party.

2.8.

“Quarter Year” shall mean the three-month periods ending March 31st, June 30th, September 30th and December 31st of each year.

2.9.

“Sublicensee” shall mean third parties to whom Cerebain sublicenses the Intellectual Property pursuant to the terms of this Agreement to develop, manufacture, have manufactured, use, and sell the Licensed Products.

2.10.

“Sublicensee Income” shall mean compensation or consideration of any kind received by Cerebain from a Sublicensee, including without limitation cash, marketable securities, stock or shares, and any tangible or intangible assets.

3. GRANT OF LICENSE

3.1.

Grant.  Subject to the terms and conditions of this Agreement, Licensor grants and Cerebain hereby accepts a worldwide, exclusive, non-transferable license under the Intellectual Property to develop, manufacture, have manufactured, use, market, import, have imported, offer for sale, and sell the Licensed Products.  This license grant shall be for the full term of the patents in the Intellectual Property.

3.2.

Sublicense.  Cerebain shall have the right to sublicense the Intellectual Property to third parties (hereinafter “Sublicensee”), subject to the prior written consent of Licensor, whose consent shall not be unreasonably withheld.  The sublicense terms shall be commercially reasonable when compared to similar transactions conducted at arms length, and no sublicense shall contain the right to grant further sublicenses without the prior written consent of Licensor.

3.3.

Retention of Rights. Licensor shall retain the nontransferable right to make, use and practice the Intellectual Property for his own noncommercial purposes. The license granted hereunder shall not be construed to confer any rights upon Cerebain by implication, estoppel or otherwise as to any technology or intellectual property other than the Intellectual Property.

3.4.

Third Party Licenses. The parties recognize that Cerebain may encounter patents held by third parties, and that licenses between Licensor or Cerebain and such third parties may be necessary in order to enable Cerebain to develop, make or market certain Licensed Products. In that event, Cerebain has the right to enter into licensing agreements with such third parties, provided Licensor is consulted before hand, is reasonably satisfied that the third party does in fact hold a patent that limits Cerebain’s rights in respect of the making, using and/or marketing the Licensed Products, and Licensor gives its written approval to such license, which approval shall not be unreasonably withheld. Any money received by Cerebain in exchange for such cross-licensing shall be treated as consideration from Sublicensees for sublicensing.

4. ROYALTIES AND OTHER PAYMENTS

4.1.

Monetary Consideration.  Within ninety (90) days from the Effective Date, Cerebain will pay Licensor US$ 50,000.

4.2.

Shares.  Within sixty (60) days from the Effective Date, Cerebain will issue 6,600,000 shares of its Common Stock to Licensor.  Licensor will have the option to participate in the sale of equity by the Company, up to ten percent (10%) of the money raised, in exchange for the shares issued under this Section.  Cerebain shall timely notify Licensor of any such equity sale opportunities.

4.3.

Royalty.  In partial consideration for the license granted hereunder, during the term of this Agreement, Cerebain shall pay to Licensor a royalty of 6% of the value of the Net Sales generated from the sale of the Licensed Products.

4.4.

Sublicense Royalty.  Subject to any other applicable provisions in this Agreement, including Section 3.2, Cerebain shall pay Licensor 20% of any Sublicensee Income it receives from any Sublicensee.

4.5.

Minimum Royalty.  Cerebain shall pay Licensor a Minimum Yearly Royalty payment of:

a)

US$50,000 on the fourth year anniversary of the Effective Date, and annually for the following two years, regardless of whether any Licensed Products have been sold; and

b)

US$100,000 on the seventh year anniversary of the Effective Date, and annually for each following year thereafter during the term of the Agreement.

Any royalty payments paid during the respective yearly term to Licensor under Sections 4.3 and 4.4 shall be deducted from the Minimum Yearly Royalty payments due.

4.6.

Consultancy.  Cerebain agrees to pay Licensor a fee of $300/hour for additional services rendered on Cerebain’s behalf by Licensor, as well as any reasonably related travel, accommodation, food, or other expenses.

5. REPORTS AND RECORDS

5.1.

Royalty Reports.  Following the earlier of (i) the commencement of sales of Licensed Products, or (ii) the execution of a sublicense agreement granted pursuant to Section 3.2, within thirty (30) days after each Quarter Year, Cerebain shall deliver and shall cause its Sublicensees to deliver to Licensor a true and accurate Royalty Report on the particulars of the business conducted under this Agreement that are pertinent to a royalty accounting.  The Royalty Report shall include at least the following: (a) the number of Licensed Products and other royalty-bearing products sold by Cerebain and any and all Sublicensees; (b) total gross sales and revenues for the Licensed Products sold by Cerebain and/or its Sublicensees, and the total royalties or other consideration received by Cerebain from its Sublicensees; (c) total royalties due; and, (d) names and addresses of all Sublicensees of Cerebain. The Royalty Reports shall be signed by an officer of Cerebain.  Licensor agrees to hold all information in such Royalty Reports in confidence, except as necessary to communicate and/or investigate Cerebain’s or its Sublicensees’ non-compliance with this Agreement. With each Royalty Report, Cerebain and/or its Sublicensees shall pay to Licensor any royalties due under this Agreement.  If no royalties are due, Cerebain shall so report.

5.2.

Record Retention.  Cerebain shall make and retain and shall cause its Sublicensees to make and retain, for a period of three (3) years following the period of each report required by the Article true and accurate records of the account containing all the data reasonably required for the full computation and verification of gross sales, gross revenues, and other information required in Section 5.1.  Such records shall be in accordance with generally accepted accounting principles consistently applied and shall be kept at Cerebain’s principal place of business.  Cerebain and any of its Sublicensees shall permit the inspection of such records by an independent certified public accountant chosen by Licensor and reasonably acceptable to Cerebain during regular business hours upon five (5) business days’ written notice to Cerebain, to the extent necessary to verify compliance with this Agreement.  Such inspection shall not be made more than once each calendar year unless an error is discovered, or for other good cause.  All costs of such inspection and copying shall be paid by Licensor, provided that if any such inspection shall reveal that an error has been made in an amount equal to 5% or more of any such payment due, such costs shall be paid by Cerebain.

5.3.

Interest on Overdue Account.  The royalty payments set forth in this Agreement and any other amounts due to Licensor under this Agreement, which are not paid within ten (10) business days after written notice to Cerebain of the failure to make sure payments, shall bear interest after the due date until paid in full at the highest contract rate of interest permitted by law, not to exceed 1.5% each month.  Cerebain acknowledges that this Section shall not constitute an agreement by Licensor to accept such payments after they are due or to extend credit to Cerebain, and Cerebain acknowledges that its failure to pay all amounts when due shall constitute grounds for termination of this Agreement as provided in Section 9.  The payment of such interest shall not foreclose Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

5.4.

Payments after Termination.  If this Agreement should be terminated at any time other than at the end of the Quarter Year or Royalty Year, the last Royalty Report and payment shall be made within sixty (60) days after the effective date of such termination, and shall include any royalties through the date of termination.  Additionally, Cerebain and any of its Sublicensees shall provide Licensor with a report setting forth the amount of any inventory of Licensed Products not sold as of the date of termination, and Cerebain and any of its Sublicensees shall continue to render Royalty Reports on the sales of such existing inventory and to make payments as though this Agreement were still in effect.

6. DUE DILIGENCE IN COMMERCIALIZATION

6.1.

Reasonable Efforts.  Cerebain agrees that it shall use its reasonable efforts and diligently endeavor to achieve the development, regulatory approval, and commercialization of the Licensed Products.  Cerebain may conduct such efforts itself or through a Sublicensee.

6.2.

Termination.  If, after a period of seven years from the Effective Date, Cerebain has not commercialized a Licensed Product, Licensor shall have the right, at its option to: (a) terminate the Agreement; or, (b) convert any or all of the rights granted to Cerebain from exclusive to non-exclusive.  Notwithstanding the other provisions of this Section 6.2, in the event Cerebain is in the final stages of approval with the U.S. Food and Drug Administration (FDA) for approval of a Licensed Product, then Cerebain shall have an additional one (1) year to commercialize a Licensed Product before Licensor’s rights outlined above vest under this Section.

6.3.

Status Reports.  Cerebain shall provide periodic Status Reports to Licensor, at least quarterly, indicating progress and problems to date in commercialization of the Licensed Products.  Such Status Reports shall also include a forecast and schedule of major events required to marked the Licensed Products.  Licensor shall treat all such information as confidential.

7. PATENT PROSECUTION

7.1.

Patent Prosecution Expenses.  Beginning from the Effective Date and during the term of this Agreement and subject to Section 7.7, Licensor shall diligently prosecute and maintain, at Cerebain’s expense, the United States and foreign patents comprising the Intellectual Property, using patent counsel of Licensor’s choice that is reasonably acceptable to Cerebain.

7.2.

Patent Prosecution Cooperation.  The Parties agree to fully cooperate with one another and to keep each other fully informed regarding the preparation, filing, and prosecution of all patent applications which Licensor may file and prosecute pursuant to this Agreement.  Cerebain will also execute and deliver all documents which Licensor may deem necessary or desirable for the Intellectual Property.  Licensor will also promptly provide copies of all documents received from any patent office, so as to keep Cerebain informed of the continuing prosecution.   The Parties agree that representatives of each Party shall meet periodically to review and keep one another fully informed as to the status of all Intellectual Property and all patent-related matters.  Such representatives may meet in person or telephonically, as mutually agreed upon by the Parties.

7.3.

Protection of Licensed Products.  Licensor will use reasonable efforts to amend any patent application to include claims reasonably requested by Cerebain to protect the Licensed Products.

7.4.

Foreign Protection of Licensed Products.  Cerebain will have the right to request that Licensor obtain or maintain patent protection on the Intellectual Property in foreign countries if possible or available.  Cerebain shall notify Licensor in writing of the countries in which it desires to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith, and Cerebain shall be responsible for all associated costs.  Upon receipt of such request, Licensor will undertake the actions described in Section 7 with respect to each foreign country requested by Cerebain and shall timely file any applicable patent applications.  Cerebain will be responsible for all costs associated with such a request.

7.5.

Patent Marking.  Cerebain and its Sublicensees shall mark all Licensed Products sold by it with appropriate patent markings indicating that the Licensed Products are protected by one or more of patents in the Intellectual Property.  All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

7.6.

Decision not to file.  If Licensor decides to take steps which would result in either not filing a patent application or the abandonment of a patent or patent application, it shall promptly give notice to Cerebain of such decision, which notice shall in no event be less than thirty (30) days prior to the next deadline for payment, filing, or any other related action.  Further, Licensor shall provide Cerebain an opportunity to assume responsibility for such patent application or patent.

7.7.

Decision not to pay.  At any time, upon providing sixty (60) days written notice, Cerebain may discontinue making payments with regard to any patent application(s) and/or patent(s) within the Intellectual Property, and in such case, Cerebain shall have no further rights under this Agreement and this license shall terminate with respect to those patent applications and/or patents.

7.8.

Patent Extension.  With respect to any issued patent in the Intellectual Property, Licensor will designate Cerebain as its agent for obtaining an extension of such patent or governmental equivalent which extends the exclusivity of any of the patent subject matter where available in any country in the world, or if not feasible, at Cerebain’s option, permit Cerebain to file in Licensor’s name or diligently obtain such extension for Cerebain, or its Sublicensees at Cerebain’s expense.  Licensor agrees to provide reasonable assistance, at no out-of-pocket expense, to facilitate Cerebain’s efforts to obtain any extension.  If for any reason Cerebain fails to exercise diligent efforts to obtain any extension or determines that it will not seek such extension, Cerebain shall provide reasonable assistance, at no out-of-pocket expense, to facilitate Licensor’s efforts to obtain any such extension.

8. INFRINGEMENT

8.1.

Notice of Infringement.  The Parties shall promptly give written notice to each other of any apparent infringement discovered with respect to any patent issuing from the Intellectual Property.  Such notice shall set forth the known facts of the apparent infringement in reasonable detail.  Upon written notice to Licensor, Cerebain shall have the first right, but not the obligation, to bring any legal action with respect to such apparent infringement at its own expense and for its own benefit.  In such event, Licensor agrees to cooperate with Cerebain and to join in such action as a party plaintiff if requested to do so by Cerebain and, at Cerebain’s request, to give Cerebain all needed information, assistance, and authority to file and prosecute such suit.  Cerebain shall reimburse Licensor for all verified out-of-pocket expenses incurred by Licensor in providing such assistance, including attorneys’ fees, expenses, and expert witness fees incurred by Licensor.  To ensure that no rights of Licensor are compromised in any such action, Cerebain shall not settle any such claim or action, or enter into any settlement agreement that admits that any third party product does not infringe the Intellectual Property or that any patent in the Intellectual Property is invalid or enforceable without Licensor’s prior written consent, which consent shall not be unreasonably withheld.  If there is a recovery in such action (including a recovery as a result of a settlement), after recovery of all direct out-of-pocket expenses incurred by Cerebain and Licensor in connection with the action, Cerebain shall pay to Licensor an cash or cash equivalent received from any alleged infringer equivalent to the royalties which Licensor would have received if such alleged infringer had been a Sublicensee.

8.2.

Infringement of Third Party Rights.  If Cerebain or Licensor receive notice of a claim or action by a third party alleging infringement of such third party’s rights in connection with the development, manufacture, use, marketing, or sale of a Licensed Product by Cerebain or its Sublicensees, Cerebain shall have the right to conduct the legal defense, but shall not enter into any disposition with respect thereto, or enter into any settlement agreement that admits that any Licensed Product infringes any third party right without Licensor’s prior written consent to such disposition, which consent shall not be unreasonably withheld.  All costs of Cerebain’s defense, and any damages awarded or amounts paid in settlement in any such claim shall be the sole responsibility of Cerebain. Licensor shall cooperate with Cerebain if requested by Cerebain in its defense of such infringement claim or action, provided that Cerebain shall reimburse Licensor for all out-of-pocket expenses, including attorneys’ fees, expenses, and expert witness fees incurred by Licensor in providing such cooperation.

8.3.

Indemnification.  Subject to the notification provisions of Section 8.4 below, Cerebain shall defend and hold harmless Licensor against a third party infringement claim or action which results from the development, manufacture, use, marketing, or sale of a Licensed Product by Cerebain or its Sublicensees, and indemnify Licensor against the cost of such defense undertaken by Cerebain including attorneys’ fees and all other legal expenses, costs, expert witness fees, and damages awarded or amounts paid in settlement in any such claim or action.  Such indemnification shall include attorneys’ fees for independent counsel retained by Licensor if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with Cerebain, but only in connection with services rendered in connection with matters with respect to which the parties have adverse interests.  Cerebain’s indemnification shall not include indemnification to the extent to which such infringement is directly caused by Licensor prior to the date of this Agreement.

8.4.

Notification.  In the event that any claim is asserted against Licensor or Cerebain (or any of their respective officers, directors, trustees, employees, agents, or representatives), or if any such person is made a party defendant in any action involving a matter which is the subject of Licensor’s indemnification as set forth above, or if either Party becomes aware of a claim or patent which might provide the basis for a third party’s claim of infringement against Cerebain for the development, manufacture, use, marketing, or sale of a Licensed Product, then such Party shall give written notice to the other within thirty (30) days of having learned of such, or within ten (10) days of the receipt of a written complaint or formal pleading regarding the same.

9. TERM AND TERMINATION OF AGREEMENT

9.1.

Term.  The term of the license granted under this Agreement shall continue until the last patent in the Intellectual Property expires, unless terminated sooner under the provisions of this Agreement.

9.2.

Termination by Licensor.  In addition to any other rights of termination set forth in this Agreement, and subject to any applicable cure periods prescribed herein, Licensor may in his sole discretion terminate this Agreement in the event that:

a)

Cerebain fails to make payments when due of any amounts owed to Licensor under this Agreement, including royalty payments, and Cerebain does not correct such failure within thirty (30) business days after receipt of written notice of such failure is delivered to Cerebain;

b)

Cerebain or its Sublicensees have not commercialized a Licensed Product, or have a Licensed Product in the final stages of approval with the FDA (as set forth in Section 6.2), after a period of seven years from the Effective Date;

c)

Cerebain commits a breach of any other obligation of this Agreement or related Party agreement which is not cured (if capable of being cured) within thirty (30) days after receiving notice of such;

d)

Cerebain or its Sublicensees intentionally provide any materially false report, in which event such termination shall be effective thirty (30) days after written notice to Cerebain; or,

e)

Cerebain becomes insolvent or a petition in bankruptcy is filed against Cerebain and is consented to, acquiesced, and remains undismissed for ninety (90) days; or Cerebain makes a general assignment for the benefit of creditors, or a receiver is appointed for Cerebain, and Cerebain does not return to solvency before the expiration of said thirty (30) day period set by the notice, in which event such termination shall be effective thirty (30) days after written notice to Cerebain.

9.3.

Conversion to Non-Exclusive License.  In addition to the provision set forth in Section 9.2 d) above, Licensor shall have the option, at its sole discretion, to convert the license set forth in this Agreement to a non-exclusive license if Cerebain or its Sublicensees have not commercialized a Licensed Product, or have a Licensed Product in the final stages of approval with the FDA (as set forth in Section 6.2), after a period of seven years from the Effective Date.

9.4.

Termination by Cerebain.  Cerebain shall have the option to terminate this Agreement upon providing sixty (60) days’ written notice to Licensor.

9.5.

Obligations on Termination.

a)

Rights Termination. Upon termination of this Agreement and except as otherwise expressly provided herein, all of the rights and licenses granted to Cerebain under the terms of this Agreement shall terminate. Cerebain shall assign any sublicenses granted under this Agreement to Licensor.  All rights licensed or transferred by Licensor to Cerebain hereunder which are subject to termination shall revert to Licensor, and Cerebain agrees to execute all instruments reasonably necessary and desirable to revest said rights in Licensor.

b)

Regulatory Records.  Upon termination, Cerebain shall transfer ownership and possession of all records and documents of Cerebain filed with regulatory authorities (including but not limited to the FDA or any foreign counterpart authorities) relating to the Licensed Products.

c)

Return of Confidential Material. Upon termination, Cerebain and its Sublicensees shall return all Confidential Information, including any knowhow relating to the Intellectual Property, transferred to Cerebain by Licensor. Cerebain and its Sublicensees shall maintain confidentiality and not use any such information for a period of five (5) years after termination of this Agreement.

d)

Unsold Inventory. In the event this Agreement is terminated for any reason, Cerebain and its Sublicensees shall have the right to sell or otherwise dispose of their stock of any Licensed Products, subject to the obligation of Cerebain to pay Licensor the royalty payments as provided in Section 4 of this Agreement.  Cerebain shall immediately discontinue any additional production of the Licensed Products.

e)

Sublicensees. In the event that the license granted to Cerebain under this Agreement is terminated, any sublicenses granted to Sublicensees shall remain in full force and effect, provided that the Sublicensee is not then in breach of its sublicense agreement, and the Sublicensee agrees to be bound to Licensor as a licensee under the terms and conditions of the agreement, in which case Licensor and Sublicensee shall enter into appropriate agreements or amendments to the sublicense agreements to substitute Licensor for Cerebain as the licensor.

f)

Other Rights.  Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination, including, without limitation, Cerebain's obligation to pay all royalties or other payments and/or reimbursements specified in Section 4. The rights provided in. this Section shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

9.6.

Jointly Owned Improvements and New Inventions.

a)

After termination of this Agreement, each Party shall have a perpetual right to make, have made, use, import, offer for sale, and sell all jointly owned Improvements and New Inventions, without the consent of and without accounting to the other Party.

b)

If after termination of this Agreement, either Party desires to apply for a patent on any jointly owned Improvement or New Invention, such Party shall advise the other Party in writing of its intent, and the other Party shall notify the first Party in writing within thirty (30) days of such notice whether it elects to join the first Party in seeking patent protection. If the other Party elects to not join in seeking patent protection, it shall promptly assign to the first Party its entire right, title and interest in and to the jointly owned Improvement or New Invention. If the other Party elects to join in seeking patent protection, the Parties shall jointly select patent counsel to prepare and prosecute the patent application, and all expenses incurred in connection with such filing and prosecution shall be shared equally by Cerebain and Licensor, provided, the Party providing the original notice of intent to file the application shall have the primary responsibility for directing the patent prosecution. The Parties shall fully cooperate with one another and keep each other fully informed as to the preparation, filing and prosecution of all such patent applications. If at any time after the Parties have jointly filed such a patent application, either Party decides that it has no further interest in the application or any patent granted thereon, it may assign to the other Party its entire right, title and interest in and to the Improvement or New Invention that is the subject thereof, the application and any patent granted thereon, and shall thereupon be relieved of any liability for any of the above-mentioned expenses arising subsequent to its assignment.

c)

In the event that after termination of this Agreement, either Party desires to bring any legal action against any third party for infringement of any jointly owned patent, the other Party agrees to cooperate as reasonably necessary in such action, including executing any papers necessary for pursuit of such legal action and joining as a Party to a lawsuit if necessary. Any recovery obtained for the patent infringement shall be retained by the Party initiating such action after pro rata reimbursement of each party's reasonable expenses incurred in bringing, participating in or cooperating in such action. If the other Party desires to participate in bringing any such action for infringement, the Parties shall agree in advance upon a reasonable allocation of fees, costs and recoveries.

d)

In the event that after termination of this Agreement, the validity of any jointly owned patent is challenged in any forum or proceeding, each Party shall have the option of defending such challenge. If both Parties elect to defend, they shall share equally in the legal fees, costs and liabilities incurred in such defense. If either Party elects to not defend such patent, or decides at any time during the defense that it has no further interest in the patent, it may assign to the other Party its entire right, title and interest in the patent, and shall thereupon be relieved of any liability for any legal fees and costs incurred subsequent to its assignment.

10. INDEMNIFICATION AND WARRANTIES

10.1.

Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE INTELLECTUAL PROPERTY, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT CLAIMS (ISSUED OR PENDING), OR THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT(S) AND USE OF THE INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL. OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CEREBAIN TAKES THE INTELLECTUAL PROPERTY “AS-IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS” AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST LICENSOR FOR WARRANTY OF ANY KIND RELATING TO THE INTELLECTUAL PROPERTY SUBJECT TO THE REPRESENTATIONS MADE HEREIN. IN NO CASE SHALL LICENSOR’S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO LICENSOR BY CEREBAIN AS OF THE DATE OF FILING OF THE ACTION AGAINST LICENSOR WHICH RESULTS IN A SETTLEMENT OR AWARD OF DAMAGES.

10.2.

Indemnity. With the exception of infringement claims or actions covered by Section 8, Cerebain shall defend, indemnify, and hold harmless Licensor from and against any and all liabilities, claims, suits, damages, and expenses of any nature related to a third party claim in connection with (i) the use by Cerebain or its Sublicensees of the Intellectual Property; (ii) the development, manufacture, use, marketing, sale, or other disposition of any Licensed Products by Cerebain or its Sublicensees, or any statement or breach of any representation or warranty made by Cerebain or its Sublicensees with respect thereto; or (iii) resulting from or arising out of the exercise by Cerebain of this license or any sublicense granted by Cerebain pursuant to this Agreement.  In the event of such indemnification, Licensor shall reasonably cooperate with Cerebain in defending any such claims.  Licensor shall be entitled to receive information regarding the status of any such matter, and shall be entitled to retain counsel on its own behalf at Cerebain’s expense, in addition to counsel retained by Cerebain to defend Licensor, if Licensor is named a party, and if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with Cerebain, or if Licensor is not satisfied with the defense provided by Cerebain for any reason.

10.3.

Insurance.

a)

Cerebain, at its sole cost and expense, shall purchase and maintain in effect and shall require its Sublicensees to purchase and maintain in effect comprehensive or commercial form general liability insurance (contractual liability and products liability included on a world-wide basis) insuring its and their activities in connection with clinical trials, marketing approvals, and covering all claims with respect to any Licensed Products manufactured or sold within the term of any license granted hereunder, and professional liability (errors and omissions), and workers’ compensation as required by law and automobile liability, which policies shall (i) be in such form of coverage and written by such company licensed to conduct business in the State of California as Licensor shall reasonably approve, (ii) provide that such policy is primary and not excess or contributory with regard to other insurance Licensor may have, (iii) provide at least thirty (30) days’ notice to Licensor of cancellation, (iv) include Licensor as additional named insureds under Cerebain’s general liability and automobile liability policies, and (v) have the following minimum limits: Comprehensive General Liability including products and completed operations coverage and contractual liability (minimum $10 million each occurrence, $20 million annual aggregate).  In the event Cerebain cannot obtain such insurance, or cannot obtain such insurance at a reasonable price, it shall obtain insurance in an amount to reasonable to cover Cerebain in the event of a covered event, based on the then-current operations of the company. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after expiration of this Agreement. Cerebain shall have this insurance in place prior to beginning development on a Licensed Product and at such time will furnish a certificate of such insurance to Licensor within thirty (30) days thereafter.  . Cerebain shall obtain such additional insurance coverage as shall be reasonably requested by Licensor, and reasonably agreed to by the parties, provided that Licensor shall not request changes in such coverage more frequently than annually.

b)

Cerebain expressly waives any right of subrogation that it may have against Licensor resulting from any liabilities, claims, suits, damages, and expenses of any nature for which Cerebain has agreed to indemnify Licensor or hold Licensor harmless under this Section.

10.4.

Representations and Warranties of Licensor.  Licensor represents, warrants, and covenants to Cerebain as follows:

a)

Licensor warrants that, to the best of his knowledge, Licensor has the necessary rights in the Intellectual Property to grant Cerebain the exclusive license and rights described herein.

b)

The license granted to Cerebain under this Agreement is the only license granted by Licensor with respect to the Intellectual Property and during the term of this Agreement Licensor shall not grant any third party rights inconsistent with the rights granted Cerebain herein

c)

There are no pending, and to the knowledge of Licensor as of the Effective Date, any threatened actions, claims, or proceedings in any way relating to the Intellectual Property.

10.5.

Representations and Warranties of Cerebain.  Cerebain represents, warrants, and covenants to Licensor as follows:

a)

Cerebain is a corporation, duly organized, validly existing and in good standing under the laws of the State of California having full Corporate power to conduct its business as presently conducted, and to enter into and consummate the transactions contemplated by this Agreement.

b)

The execution, delivery and performance under this Agreement by Cerebain have been duly authorized by all required corporate action, do not constitute a breach, default or violation of any of the provisions of Cerebain's articles of incorporation, bylaws or other charter documents, or any other agreement, law, or regulation to which it may be a party or by the terms of which it may be bound.

11. MISCELLANEOUS

11.1.

Choice of Law.  This Agreement will be governed by the laws of the State of California.

11.2.

Compliance with Laws and Regulations.  Cerebain shall use reasonable efforts to comply with all foreign and United States federal, state and local laws and regulations applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the Licensed Products. In particular, Cerebain shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and Cerebain’s activities hereunder. Cerebain shall be responsible for all taxes, duties, and other governmental charges, however, designated, which are now or hereafter imposed by any such authority (a) by reason of the performance by Cerebain of its obligations under this Agreement, or the payment of any amounts by Cerebain to Licensor under this Agreement, (b) based on the Intellectual Property or Licensed Products, or (c) relating to the import of the Licensed Products into any such territory. Licensor agrees to use reasonable efforts to cooperate with Cerebain at Cerebain’s expense, in connection with any filings required by any governmental entity.

11.3.

Notices. Any notice, report, request or other communication required or permitted to be given under this Agreement by a Party to the other parties shall be either hand-delivered (including delivery by courier), or mailed by first-class registered or certified mail (airmail if internationally), with return receipt requested, and addressed as follows:

To Licensor:

Dr. Surinder Saini

1280 Bison Ave B9-41

Newport Beach, CA 92660

With a copy to:

Knobbe, Martens, Olson & Bear, LLP

Attn: Daniel E. Altman, Esq.

2040 Main Street, 14th Floor

Irvine, CA 92614

To Cerebain:

Cerebain Biotech Corp.

92 Corporate Park, C-141

Irvine, CA  92606

Attn. Gerald A. DeCiccio

With a copy to:

The Lebrecht Group, APLC

9900 Research Dr.

Irvine, CA  92618

Attn. Craig V. Butler, Esq.

Each Party may designate in writing a new address to which any notice may thereafter be given. Any notice sent by registered or certified mail shall be deemed to have been given at the time of the receipt thereof by the other Party or three (3) calendar days after the time of mailing, whichever is earlier.

11.4.

Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral with respect thereto.

11.5.

Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each Party to be bound. No delay on the part of any Party, in exercising any right hereunder shall operate as a waiver thereof. Neither any waiver on the part of any Party of any such right, nor any single or partial exercise of any such right shall preclude any further exercise thereof or the exercise of any other such right unless waived in writing. The rights and remedies hereunder provided are cumulative and except as otherwise provided herein are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

11.6.

Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. The parties may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

11.7.

Severability.  If any term or provision in this Agreement or the application thereof shall be held invalid, void or unenforceable, the remainder of such term or provision shall remain in full force and effect, and the invalid, void, or unenforceable term or provision shall be reformed to the extent possible in order to give its intended effect and/or meaning.

11.8.

Method of Dispute Resolution.  In the event that there arises any disagreement or dispute between the Parties that cannot be amicably resolved and which relates to the interpretation, enforcement, or violation of the terms of this Agreement, such matters will be resolved in a United States District Court in the Central District of California.  If no such jurisdiction exists, then any such dispute will be resolved in a state court located in the geographic region of the Central District of California.

11.9.

Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the Recipient shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the Disclosing Party hereto pursuant to this Agreement.  Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise.) Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party; provided disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a Party’s accountants, attorneys and other professional advisors.

11.12 Publicity. Unless required by federal and/or state law or regulation, no Party shall release any materials containing the name of another Party or any of its employees without the prior approval by an authorized representative of such Party, which approval shall not be unreasonably withheld. The Parties agree to make a mutually-agreed press release regarding this Agreement promptly following the Effective Date. Should a Party reject a proposed news release, the Parties agree to discuss the reasons for such rejection, and every effort shall be made to develop an appropriate informational news release.

11.13 Further Assurances. Each Party to this Agreement shall, at the request of the other, furnish and deliver such documents, or other further assurances as the requesting Party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

11.14 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is caused by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall any party be required to settle any labor dispute or disturbance.

11.15 Survival. The following obligations shall survive the termination of this Agreement: (a) Cerebain’s obligation to supply reports covering the time periods up to the date of termination; (b) Licensor’s right to receive payments, fees and royalties, accrued or accruable, from payments at the time of any termination; (c) Cerebain’s obligation to maintain records, and Licensor’s right to have those records inspected; (d) any cause of action or claim of either party, accrued or to accrue because of any action or omission by the other; (e) Cerebain’s obligations stated in Sections 5, 8, 9.5, 9.6, 10.1,10.2, 11.1, 11.3, 11.11, 11.12, 11.13, 11.14 of this Agreement; and (f) Cerebain’s obligations to return all materials given to it by Licensor.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below:

Licensor:

 /s/ Dr. Surinder Saini

Dr. Surinder Saini

Cerebain:

Cerebain Biotech Corp.

By: /s/ Gerald A. DeCiccio

Title: President

Date: _______________________